As filed with the Securities and Exchange Commission on September 22, 1998.

                                                      Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                        ___________________________
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                        ____________________________
                          ENTERGY MISSISSPPI, INC.
               (Exact name of registrant a specified in charter)

State of Mississippi                              64-0205830
   (State or other                             (I.R.S. Employer
    jurisdiction                              Identification No.)
 of incorporation or
    organization)
                        308 East Pearl Street
                      Jackson, Mississippi 39201
                           (601)-969-2311
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      Donald E. Meiners                    Steven C. McNeal
          President                       Vice President and
  Entergy Mississippi, Inc.                    Treasurer
        P.O. Box 1640                  Entergy Mississippi, Inc.
 Jackson, Mississippi 39215                639 Loyola Avenue
       (601) 969-2311                New Orleans, Louisiana 70113
                                            (504) 576-4363

  Laurence M. Hamric, Esq.                Kevin Stacey, Esq.
      Ann G. Roy, Esq.                 Thelen Reid & Priest LLP
   Entergy Services, Inc.                 40 West 57th Street
      639 Loyola Avenue                New York, New York 10019
New Orleans, Louisiana 70113                (212) 603-2144
       (504) 576-2095

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                        ___________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        ___________________________

                      CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum   Proposed Maximum
   Title of Each Class of       Amount to be    Offering Price       Aggregate         Amount of
 Securities to be Registered     Registered       Per Unit*       Offering Price*   Registration Fee
General and Refunding
Mortgage Bonds........          $265,000,000         100%           $265,000,000        $78,175

*  Estimated  solely  for the purpose of calculating the  registration  fee
pursuant   to   Rule  457(o).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429, the prospectus filed as a part of this registration statement is being filed as a combined prospectus with respect to $35,000,000 aggregate principal amount of General and Refunding Mortgage Bonds remaining unsold in Registration Statement No. 33-50507.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                      SUBJECT TO COMPLETION
                                                   Dated September 22, 1998

PROSPECTUS

                               $300,000,000
                         ENTERGY MISSISSIPPI, INC.

                   General and Refunding Mortgage Bonds

                                ___________

     Entergy Mississippi, Inc. (the "Company") may offer from time to time up to $300,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds (the "New Bonds") in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (each, a "Prospectus Supplement") that will set forth the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption provisions, if any, and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered. The sale of one series of New Bonds will not be contingent upon the sale of any other series of New Bonds.
                                ___________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ___________

  The Company may sell the New Bonds through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.
                                 ___________

            The date of this Prospectus is ____________, 1998.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS, INCLUDING STABILIZING TRANSACTIONS AND SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the
Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the Commission's Regional Offices at CitiCorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and
information   statements  and  other  information  regarding   registrants,
including the Company, that file electronically with the Commission (http://www.sec.gov).

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

     3. The Company's Current Report on Form 8-K dated April 3, 1998.

      In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents"; provided, however, that the documents enumerated above or documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Mr. Christopher T. Screen, Assistant Secretary, Entergy Mississippi, Inc., P. O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212. The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to any series of New Bonds, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

      Neither the delivery of this Prospectus and any Prospectus Supplement relating thereto nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or such Prospectus Supplement.
                                  _______

                                THE COMPANY

     The Company was incorporated under the laws of the State of Mississippi on January 2, 1963. The Company's principal executive office is located in the Electric Building, 308 East Pearl Street, Jackson, Mississippi 39201; telephone (601) 969-2311.

     The Company is an electric public utility company with substantially all of its operations in the State of Mississippi. Entergy Corporation ("Entergy"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), owns all of the outstanding common stock of the Company. The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy New Orleans, Inc. are the principal operating electric utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company which owns the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf").

      Pursuant to a Unit Power Sales Agreement, capacity and energy from Grand Gulf is allocated among Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy New Orleans, Inc. and the Company. The Company's allocated share of such capacity and energy, together with related costs, is 33%. Payments made by the Company under the Unit Power Sales Agreement are generally recovered through rates set by the Mississippi Public Service Commission, which regulates the Company as to, among other things, electric service, rates and charges. The Commission regulates issuances of securities by the Company under PUHCA.

      The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy New Orleans, Inc. own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy's regulated domestic utility subsidiaries, including the Company.

      The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements, and its financing plans and capabilities, including its short-term borrowing capacity, and earnings coverage and other requirements under the Company's G&R Mortgage (hereinafter defined), which limit the amount of additional G&R Bonds (hereinafter defined) that the Company may issue.

                              USE OF PROCEEDS

      The net proceeds to be received from the issuance and sale of the New Bonds will be used to repay and/or redeem outstanding securities at their stated maturity or due dates and/or to effect the redemption or acquisition of certain outstanding securities prior to their maturity or due dates, and for other general corporate purposes. The Company's securities that may be redeemed or acquired include one or more series of the Company's outstanding (i) G&R Bonds (hereinafter defined) and/or (ii) preferred stock. The specific securities, if any, to be redeemed or acquired with the proceeds of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.

                       DESCRIPTION OF THE NEW BONDS

     General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, as supplemented by various supplemental indentures thereto and as to be further supplemented by one or more supplemental indentures relating to each series of New Bonds (collectively referred to as the "G&R Mortgage"), to Bank of Montreal Trust Company (the "Corporate Trustee") and Mark F. McLaughlin (successor to Z. George Klodnicki) as Co-Trustee (the "Co-Trustee" and the Corporate Trustee collectively, the "Trustees"). All General and Refunding Mortgage Bonds issued or to be issued under the G&R Mortgage are referred to herein as "G&R Bonds."

     The statements herein concerning the G&R Bonds, the New Bonds and the G&R Mortgage are not intended to be comprehensive and are subject to the detailed provisions of the G&R Mortgage, which are incorporated herein by reference.

     Terms of Specific Series of the New Bonds. A Prospectus Supplement will include descriptions of the following terms of a series of the New Bonds to be issued: (1) the designation of such series of the New Bonds;
(2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest accrues; (5) the dates on which interest will be payable; (6) the prices and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; (7) whether the dividend covenant described below will be applicable to any such series; (8) if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof; and (9) any other terms of the New Bonds not inconsistent with the provisions of the G&R Mortgage.

     Security. The New Bonds, together with all other G&R Bonds now or hereafter issued under the G&R Mortgage, will be secured by the G&R Mortgage, which constitutes, in the opinion of counsel for the Company, a second mortgage lien on all properties of the Company (except properties released under the terms of the G&R Mortgage and except as stated below), subject to (1) the first lien of the Company's Mortgage and Deed of Trust dated as of September 1, 1944, to The Bank of New York (successor to Irving Trust Company) and W.T. Cunningham (successor Co-Trustee), as Trustees, as supplemented (the "First Mortgage") and other excepted encumbrances, (2) minor defects and encumbrances customarily found in properties of like size and character that do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and (3) other liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. There is excepted from the lien certain property of the Company, including all cash and securities; all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use; automobiles, vehicles and aircraft; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

     The G&R Mortgage contains provisions subjecting after-acquired property (subject to the First Mortgage and pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets.

     The  G&R  Mortgage is junior and subordinate to the lien of the  First
Mortgage on substantially all of the Company's properties. All bonds issued and to be issued under the First Mortgage are hereinafter referred to as First Mortgage Bonds. There are currently no bonds outstanding under the First Mortgage except for approximately $32 million aggregate principal amount of bonds that were issued as additional security for pollution control revenue bonds of the Company. No additional First Mortgage Bonds are permitted to be issued under the First Mortgage (except such First Mortgage Bonds as may be issued from time to time to the Trustees at the option of the Company to provide additional security under the G&R Mortgage).

     The G&R Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the G&R Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities.

     Issuance of Additional G&R Bonds. The maximum principal amount of G&R Bonds that may be issued under the G&R Mortgage is unlimited. G&R Bonds of any series may be issued from time to time on the basis of (1) 70% of property additions after adjustments to offset retirements, (2) retirement of G&R Bonds or of First Mortgage Bonds, and (3) deposit of cash. Deposited cash may be withdrawn upon the bases stated in clause (1) or (2). Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1987, but may not include, among other things, securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     As of June 30, 1998, approximately $207 million G&R Bonds could be issued on the basis of net property additions and approximately $168 million G&R Bonds could be issued on the basis of retired bond credits.

     With certain exceptions in the case of (2) above, the issuance of G&R Bonds is subject to adjusted net earnings for 12 out of the preceding 15 months, before income taxes, being at least twice the annual interest requirements on all First Mortgage Bonds and all G&R Bonds at the time outstanding, including the additional G&R Bonds comprising such issuance, and all indebtedness, if any, of prior rank. In general, interest on variable rate interest bonds, if any, is calculated using the average rate in effect during such 12 month period. The Company has reserved the right, without the consent of the holders of any series of G&R Bonds created as of or after January 1, 1993, including the New Bonds, to substitute for the foregoing a requirement that adjusted net earnings for 12 out of the preceding 18 months, before income taxes, be at least twice such annual interest requirements.

     The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to liens.

     Other than the security afforded by the lien of the G&R Mortgage and restrictions on the issuance of additional G&R Bonds described above (including particularly those described in the first paragraph above), there are no provisions of the G&R Mortgage which afford the holders of the New Bonds protection in the event of a highly leveraged transaction
involving   the  Company.   However,  such  a  transaction  would   require
regulatory approval, and management of the Company believes that such approval would be unlikely in a highly leveraged context.

     Release and Substitution of Property. Property may be released, without applying any earnings test, upon the bases of: (1) the release of such property from the lien of the First Mortgage, (2) the deposit of cash or, to a limited extent, purchase money mortgages, (3) property additions, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions, and (4) waiver of the right to issue G&R Bonds. Cash may be withdrawn upon the bases stated in clauses (3) and (4) above. Property owned by the Company on December 31, 1987 is released on the basis of its depreciated book value; all other property is released on the basis of its cost, as defined in the G&R Mortgage.

     Unfunded property may also be released if after such release, outstanding G&R Bonds will not exceed 70% of the aggregate fair value of the then funded property of the Company. The Company has reserved the right, without the consent of the holders of any series of G&R Bonds created as of or after January 1, 1993, including the New Bonds, to add an additional provision for the release of unfunded property. Under this new provision, the Company will be able to release unfunded property without meeting the 70%, test if after such release, the Company will have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage.

     Satisfaction and Discharge of G&R Mortgage. Upon the Company's making due provision for the payment of all of the G&R Bonds (including the New
Bonds) and paying all other sums due under the G&R Mortgage, the G&R Mortgage may be satisfied and discharged. The G&R Bonds will be deemed to have been paid for all purposes under the G&R Mortgage if money or Eligible Obligations (as defined below) sufficient to pay such G&R Bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the Corporate Trustee, provided that the Corporate Trustee shall have received an Opinion of Counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, as amended, does not violate any applicable laws and does not result in a taxable event with respect to the holders of such G&R Bonds prior to the time of their right to receive payment. For this purpose, "Eligible Obligations" shall mean obligations of the United States of America which do not contain provisions permitting the redemption thereof at the option of the issuer.

     Dividend Covenant. The Company may covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date) except from credits to retained earnings after such selected date plus an amount not to exceed $250,000,000 and plus such additional amounts as shall be approved by the Commission. The Prospectus Supplement relating to a particular series of New Bonds will state whether this covenant will apply to such series.

     Maintenance and Replacement Fund in First Mortgage. The New Bonds will not be subject to any maintenance or replacement provisions. However, the Company has covenanted to comply with the provisions of Sections 38 and 39(I) of the First Mortgage (which relate to maintenance and replacement of property), but for only so long as any First Mortgage Bonds remain outstanding. Such Section 39(I) provides that in addition to actual expenditures for maintenance and repairs, the Company is required to expend or deposit for each year, for replacements and improvements in respect of mortgaged electric, gas, steam and/or hot water utility property, and certain automotive equipment, an amount equal to $600,000 plus 2 1/4% of net additions to mortgaged utility property made after December 31, 1943 and prior to the beginning of the year for which the calculation is made. Such requirement may be met by depositing cash under the First Mortgage or certifying gross property additions thereunder or expenditures for certain automotive equipment or by taking credit for First Mortgage Bonds and qualified lien bonds retired. Any excess in such credits may be applied against future requirements. Such cash may be used to redeem or purchase First Mortgage Bonds or may be withdrawn against gross property additions under the First Mortgage or waiver of the right to issue First Mortgage Bonds.

     Defaults  and  Notices  Thereof.  Defaults  are  defined  in  the  G&R
Mortgage  as:  default  in payment of principal; default  for  10  days  in payment of interest; certain events in bankruptcy, insolvency or reorganization; default in other covenants for 30 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); default under a supplemental indenture; and the occurrence of a "Default" under the First Mortgage (defined as being default in payment of principal of First Mortgage Bonds, default for 60 days in payment of interest on or installments of funds for retirement of First Mortgage Bonds, certain defaults with respect to qualified lien bonds, certain events in bankruptcy, insolvency or reorganization, and default for 90 days after notice in other covenants). The Company has reserved the right, without the consent of the holders of any series of G&R Bonds created as of or after January 1, 1993, including the New Bonds, to modify this definition to provide that default for 30 days (rather than 10 days) in payment of interest and default in other covenants for 90 days (rather than 30 days) after notice constitute defaults under the G&R Mortgage.

     The Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest due and payable on default but a majority thereof may annul such declaration if such default has been cured. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless (i) the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expenses and liabilities to be incurred thereby and (ii) the Trustees shall have failed to act. The holders of a majority in aggregate principal amount of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred on the Trustees. The Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

     Evidence to be Furnished to the Corporate Trustee. Compliance with G&R Mortgage provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Corporate Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the G&R Mortgage throughout the preceding calendar year.

     Modification. The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the G&R Bonds, or, if less than all series of G&R Bonds are adversely affected, the consent of the holders of a majority in aggregate principal amount of the G&R Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification is effective against any holder of G&R Bonds without such holder's consent.

      Book-Entry System G&R Bonds. Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC"), will act as securities depository for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global certificate will be issued for each series of New Bonds, representing the aggregate principal amount of such series of New Bonds, and will be deposited with DTC. If, however, the aggregate principal amount of any series of New Bonds exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of New Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of a New Bond (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

      To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the New Bonds of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

      Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company at any time may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will also be printed and delivered.

      The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to, or the providing of notice to, the Direct Participants, the Indirect Participants or the Beneficial Owners.

      So long as Cede & Co. is the registered owner of any series of New Bonds, as nominee of DTC, references herein to holders of such series of New Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

                    RATIOS OF EARNINGS TO FIXED CHARGES

     The Company has calculated ratios of earnings to fixed charges pursuant to Item 503 of Commission Regulation S-K as follows:

                                               Twelve Months Ended
                              June 30,             December 31,
                                1998     1997   1996    1995  1994    1993
Ratio of Earnings to Fixed
Charges (a)........             3.34     2.98   3.40    2.92  2.12   3.79(b)

_________
(a) "Earnings", as defined by Commission Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments -- net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) Earnings for the twelve months ended December 31, 1993 include the $52.2 million pre-tax cumulative effect as of January 1, 1993 of a change in accounting principle to provide for the accrual of estimated unbilled revenues.

                           EXPERTS AND LEGALITY

     The Company's balance sheets as of December 31, 1997 and 1996, and the statements of income, retained earnings and cash flows, and the related financial statement schedule for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The legality of the New Bonds will be passed upon for the Company by Thelen Reid & Priest LLP, New York, New York, and Ann G. Roy, Esq., Senior Counsel - Corporate and Securities, of Entergy Services, Inc., and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Mississippi law will be passed upon only by Ann G. Roy, Esq.

     The statements as to matters of law and legal conclusions made under "Description of the New Bonds" have been reviewed by Ann G. Roy, Esq., and, except as to "-Security" by Thelen Reid & Priest LLP, and are set forth herein in reliance upon the opinions of said firms, respectively, and upon their authority as experts.

                           PLAN OF DISTRIBUTION

      The Company may sell the New Bonds: (a) through one or more underwriters or dealers; (b) directly to one or more purchasers; (c)
through one or more agents; or (d) through a combination of any such methods of sale. The Prospectus Supplement relating to a series of the New Bonds will set forth the terms of the offering of the New Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters'
compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

      If underwriters are used in a sale of the New Bonds, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of New Bonds will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any New Bonds are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the New Bonds if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the New Bonds may provide that, under certain circumstances involving a default of one or more underwriters, less than all of the New Bonds may be purchased.

      New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be in the absence of such transactions.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                                          Each
                                                          Initial      Additional
                                                            Sale          Sale
 Filing Fees-Securities and Exchange Commission:
     Registration Statement                             $   78,175  $
 *Rating Agencies' fees                                     25,000           25,000
 *Trustee's fees                                             2,500            2,500
 *Fees of Company's Counsel:
     Thelen Reid & Priest LLP                               50,000           30,000
 *Fees of Entergy Services, Inc.                            35,000           25,000
 *Accounting fees                                           12,000            6,000
 *Printing and engraving costs                              25,000           15,000
 *Miscellaneous expenses (including Blue-Sky expenses)      20,000           15,000
                                                        ----------  ---------------
                         *Total Expenses                $  247,675  $       118,500
___________________                                     ==========  ===============
* Estimated

Item 15.  Indemnification of Directors and Officers.

      The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses. The corporation laws of Mississippi permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and under the Company's Restated Articles of Incorporation, as amended, its officers and directors may generally be indemnified to the full extent of such laws.

Item 16.  List of Exhibits.*

1.01    Form  of  Underwriting  Agreement  relating  to  the  New
        Bonds.
**4.01 Mortgage and Deed of Trust, as amended by twelve Supplemental Indentures (filed, respectively, as the exhibits and in the file numbers indicated: A-2(a)-2 to
        Rule 24 Certificate in 70-7461 (Mortgage); A-2(b)-2 in 70-7461 (First); A-5(b) to Rule 24 Certificate in 70-7419 (Second); A-4(b) to Rule 24 Certificate in 70-7554 (Third); A-1(b)-1 to Rule 24 Certificate in 70-7737 (Fourth); A-2(b) to Rule 24 Certificate dated November 24, 1992 in 70-7914 (Fifth); A-2(e) to Rule 24
        Certificate dated January 22, 1993 in 70-7914 (Sixth); and A-2(g) to Rule 24 Certificate in 70-7914 (Seventh); A-2(i) to Rule 24 Certificate dated November 10, 1993 in 70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994 in 70-7914 (Ninth); A-2(l) to Rule 24
        Certificate dated April 21, 1995 in 70-7014 (Tenth); A-2(a) to Rule 24 Certificate dated June 27, 1997 in 70-8719 (Eleventh); A-2(b) to Rule 24 Certificate dated April 16, 1998 in 70-8719 (Twelfth)).
4.02    Form  of  additional Supplemental Indenture for  the  New
        Bonds.
5.01 Opinion of Ann G. Roy, Esq., Senior Counsel-Corporate and Securities, of Entergy Services, Inc., as to the legality of the securities being registered.
5.02 Opinion of Thelen Reid & Priest LLP, as to the legality of the securities being registered.
**12.01 Computation  of  Ratios  of  Earnings  to  Fixed  Charges
        (filed as Exhibit 99(d) to Form 10-Q for the quarter ended June 30, 1998, in File No. 0-320).
23.01   Consent of PricewaterhouseCoopers LLP (included herein
        at page II-4).
23.02   Consent of Ann G. Roy (included in Exhibit 5.01 hereto).
23.03   Consent of Thelen Reid & Priest LLP (included in Exhibit
        5.02 hereto).
24.01 Powers of Attorney of certain officers and directors of the Company (included herein at page II-4).
25.01 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank of Montreal Trust Company, Corporate Trustee.
25.02 Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939 of Mark F. McLaughlin, Co-Trustee.

* Reference is made to a duplicate list of exhibits being filed as a part of the Registration Statement, which list, prepared in accordance with Item 102 of Regulation S-T of the Commission, immediately precedes the exhibits being physically filed with the Registration Statement.

** Incorporated herein by reference as indicated.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                  Exhibit 23.01




                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 4, 1998, on our audits of the financial statements and financial statement schedule of Entergy Mississippi, Inc. (formerly Mississippi Power & Light Company) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which reports are included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts and Legality."


PricewaterhouseCoopers LLP
New Orleans, Louisiana
September 22, 1998

                             POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints C. John Wilder, Steven C. McNeal, Laurence M. Hamric and Ann G. Roy, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such named person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 4th day of September, 1998.

                            ENTERGY MISSISSIPPI, INC.



                             By:    /s/ Steven C. McNeal
                                      Steven C. McNeal
                                     Vice President and
                                         Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Title                       Date



/s/ Wayne Leonard               Chief Operating Officer       September 2, 1998
Wayne Leonard                         and Director
                             (Principal Executive Officer)



/s/ C. John Wilder              Executive Vice President      September 2, 1998
C. John Wilder                and Chief Financial Officer
                              (Principal Financial Officer)
                             (Principal Accounting Officer)


/s/ Steven C. McNeal                   Treasurer              September 4, 1998
Steven C. McNeal



/s/ Frank F. Gallaher                   Director              September 1, 1998
Frank F. Gallaher



/s/ Donald C. Hintz                     Director              September 2, 1998
Donald C. Hintz



/s/Jerry D. Jackson                     Director              September 2, 1998
Jerry D. Jackson



/s/ Jerry L. Maulden                    Director              September 1, 1998
Jerry L. Maulden



/s/ Donald E. Meiners                   Director              September 4, 1998
Donald E. Meiners